EXHIBIT 99.3

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined statements of operations of World Energy Solutions, Inc. (the “Company” or “World Energy”) for the three-months ended March 31, 2007 and for the year ended December 31, 2006, gives effect to the acquisition of EnergyGateway, LLC (“EnergyGateway”) as if the transaction had occurred on January 1, 2006. The unaudited condensed balance sheet at March 31, 2007 gives effect to the acquisition of EnergyGateway as if the transaction had occurred on March 31, 2007

The accompanying unaudited pro forma combined financial information reflects World Energy’s acquisition of EnergyGateway pursuant to an Asset Purchase Agreement dated May 23, 2007. In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, the Company used the purchase method of accounting for a business combination to account for the acquisition as well as the related accounting and reporting regulations for goodwill and other intangibles.  Under the purchase method of accounting, the total purchase price, including direct acquisition costs, is allocated to the net assets and liabilities acquired based upon estimates of the fair value of those assets and liabilities. Any excess purchase price is allocated to goodwill. The preliminary allocation of the purchase price was based upon estimates of the fair value of the acquired assets and liabilities in accordance with SFAS No. 141.

The following unaudited pro forma combined financial statements of the Company have been prepared by management in accordance with generally accepted accounting principles in the United States and do not reflect any operating efficiencies and cost savings that World Energy believes are achievable.

The unaudited pro forma combined financial information is presented for illustrative purpose only and is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results. The pro forma adjustments are based upon available information and upon certain assumptions described in the notes to the unaudited pro forma combined financial statements that World Energy’s management believes are reasonable in the circumstances.  The accompanying pro forma financial combined information should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of World Energy included in its Annual Report on Form 10-K for the year ended December 31, 2006 and EnergyGateway financial statements included elsewhere herein.

World Energy Solutions, Inc.
Pro Forma Combined Balance Sheet
March 31, 2007
(Unaudited)

	World Energy Solutions	EnergyGateway	Pro Forma Adjustments	Note	Pro Forma

Assets
Current assets
Cash and cash equivalents	$16,099,796	$352,356	$(51,028)	A	$11,449,366
			(4,951,758)	B
Accounts receivable, net	1,632,345	353,089	—		1,985,434
Prepaid expenses and other assets	241,768	39,206	(19,603)	A	261,371
Total current assets	17,973,909	744,651	(5,022,389)		13,696,171

Property and equipment, net	257,362	21,732	—		279,094
Capitalized software, net	133,060	63,279	(62,544)	A	133,795
Intangible assets, net	—	—	8,790,000	B	8,790,000
Goodwill	—	—	2,347,236	B	2,347,236
Deferred taxes and other assets	1,338,468	2,357	—		1,340,825
Total assets	$19,702,799	$832,019	$6,052,303		$26,587,121
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$388,224	$24,204	$—		$412,428
Accrued expenses	1,370,047	135,744	(51,028)	A	1,706,933
			252,170	B
Deferred revenue and customeradvances	231,864	—	—		231,864
Capital lease obligations	54,602	—	—		54,602
Total current liabilities	2,044,737	159,948	201,142		2,405,827
Capital lease obligations, net of current portion	75,902	—	—		75,902
Total liabilities	2,120,639	159,948	201,142		2,481,729
Commitments (Notes 8 and 9)

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	7,651	—	538	B	8,189
Additional paid-in capital	22,225,312	—	6,522,694	B	28,748,006
Accumulated deficit	(4,650,803)	—	—		(4,650,803)
Members’ equity	—	672,071	(672,071)	A, B	—
Total stockholders’ equity	17,582,160	672,071	5,851,161		24,105,392
Total liabilities and stockholders’ equity	$19,702,799	$832,019	$6,052,303		$26,587,121

World Energy Solutions, Inc.
Pro Forma Combined Statement of Operations
For the year ended December 31, 2006
(Unaudited)

	World Energy Solutions	EnergyGateway	Pro Forma Adjustments	Note	Pro Forma

Revenue	$5,763,098	$2,854,580	$—		$8,617,678

Cost of revenue	1,166,426	830,781	644,500	C, D	2,641,707

Gross profit	4,596,672	2,023,799	(644,500)		5,975,971

Sales and marketing	3,227,263	767,700	910,917	C, D	4,905,880
General and administrative	1,862,450	792,098	390,250	C, D	3,044,798
Total operating expenses	5,089,713	1,559,798	1,301,167		7,950,678

Operating (loss) income	(493,041)	464,001	(1,945,667)		(1,974,707)

Interest (expense) income, net	(312,280)	12,270	(465,465)	E	(765,475)

Income (loss) before income taxes	(805,321)	476,271	(2,411,132)		(2,740,182)
Income tax benefit	(304,228)	—	(730,937)	F	(1,035,165)
Net income (loss)	$(501,093)	$476,271	$(1,680,195)		$(1,705,017)

World Energy Solutions, Inc.
Pro Forma Combined Statement of Operations
For the three-months ended March 31, 2007
(Unaudited)

	World Energy Solutions	EnergyGateway	Pro Forma Adjustments	Note	Pro Forma

Revenue	$1,501,137	$823,442	$—		$2,324,579
Cost of revenue	396,361	161,332	146,125	C, D	703,818

Gross profit	1,104,776	662,110	(146,125)		1,620,761

Sales and marketing	1,102,035	283,128	214,479	C, D	1,599,642
General and administrative	912,993	223,291	95,813	C, D	1,232,097
Total operating expenses	2,015,028	506,419	310,292		2,831,739

Operating (loss) income	(910,252)	155,691	(456,417)		(1,210,978)

Interest income (expense), net	204,024	2,794	(64,373)	E	142,445

Income (loss) before income taxes	(706,228)	158,485	(520,790)		(1,068,533)
Income tax benefit	(266,792)	—	(136,868)	F	(403,660)
Net income (loss)	$(439,436)	$158,485	$(383,922)		$(664,873)

World Energy Solutions, Inc.
Notes to Pro Forma Combined Financial Statements
For the three-months ended March 31, 2007 and the year ended December 31, 2006

Note A:	Reflects excluded assets and retained liabilities of Energy Gateway according to the Asset Purchase Agreement.

Note B:	Reflects elimination of the historical equity accounts of EnergyGateway and the allocation of total purchase price as follows:

Assets	$698,844
Liabilities acquired	(108,920)
Intangibles	8,790,000
Goodwill	2,347,236
Total purchase price	$11,727,160

The total consideration paid to the members of EnergyGateway in consideration for the acquisition is $4,951,758 in cash and 5,375,000 common shares of World Energy Solutions valued at approximately $1.22 plus direct acquisition costs of $239,401. 2,175,000 of the common shares that World Energy Solutions paid to EnergyGateway in connection with this transaction are being held in escrow for 18-months following the closing to secure various indemnification obligations of EnergyGateway and its members.

Note C:	Reflects the pro forma adjustments to amortization of intangible assets as if the acquisition had occurred on January 1, 2006 using lives from 1 to 10 years.

Note D:	Reflects additional employee compensation based on revised compensation agreements and adjustments made at the time of the acquisition.

Note E:	Reflects interest expense on borrowed amounts to fund the purchase of EnergyGateway effective January 1, 2006.

Note F:	Reflects the pro forma tax effect of the proposed pro forma adjustments outlined above.